Exhibit 10.15

MACROGENICS, INC.

LEASE AGREEMENT

THIS LEASE AGREEMENT, made this 31st day of March 2014, by and between

W. M. RICKMAN CONSTRUCTION CO. LLC (“Landlord”) and MACROGENICS, INC. (“Tenant”).

W I T N E S S E T H:

1.	DEMISE OF PREMISES

Landlord hereby demises unto Tenant, and Tenant hereby leases from Landlord for the terms and upon the conditions set forth in this Lease the entire third (3rd) floor (approximately 14,597 square feet) in the building located at 15235 Shady Grove Road, Rockville, Maryland (the “Building”), as set forth on Exhibit A, hereto attached, said space being referred to as the “Premises.” Landlord shall maintain the Building, as required, in accordance with all applicable laws, including, but not limited to the Americans with Disabilities Act of 1990, as amended (the “ADA”). Landlord hereby represents and warrants that the Building is in full compliance, as required, with the ADA as of the date of this Lease and the Lease Commencement Date.

2.	TERM

The term of this Lease shall be for a period of four (4) years, commencing on the 1st day of April 2014, and terminating on the 31st day of March 2018, with an option for an additional five (5) years on the same terms and conditions in this Lease, provided that Tenant shall have given the Landlord written notice of Tenant’s intention to do so at least nine (9) months prior to the expiration of this Lease and that Tenant is not in default under this Lease.

In the event the Landlord is not able to deliver possession of the Premises to Tenant on the date this Lease is to commence because Landlord has not fully completed the Landlord’s Work, or an earlier tenant has failed to vacate the Premises, the commencement date shall be extended to the date said Work is completed and/or the earlier tenant has vacated and the expiration date shall be similarly extended.

The date of delivery of the Premises by Landlord to Tenant shall be that date on which all required improvements to be furnished by Landlord as stated in Exhibit “A” have been substantially completed except for punch list items and the occupancy certificate has been issued, unless Tenant’s act or omissions have caused such approval to be denied, in which case Tenant shall be deemed to have waived this condition. Rent shall be pro-rated for any portion of the initial month in which Tenant is required to commence rental payments hereunder, which does not commence with the first day thereof.

At any time prior to delivery of possession of the Premises, Tenant shall have the right to enter upon the Premises for the purpose of taking measurements, provided such entry does not unreasonably interfere with or obstruct the progress of work being done by the Landlord.

3.	RENT

The Tenant shall pay to the Landlord an annual rental (herein called “Minimum Rent”) in the amount of Two Hundred Seventy Seven Thousand Three Hundred Forty Three and NO/100 DOLLARS ($277,343.00), subject to adjustment as hereinafter set forth, payable without deduction or set off in equal monthly installments of Twenty Three Thousand One Hundred Eleven and 92/100 DOLLARS ($23,111.92) in advance, the first installment of which is due and payable upon signing of the Lease and upon commencement all subsequent installments due and payable on the first day of each calendar month thereafter during the term of the Lease until the total rent provided for herein is paid. No payment by Tenant or receipt of Landlord of a lesser amount than a monthly installment of rent herein stipulated, or endorsement or statement on any check or any letter accompanying any check for payment as rent be deemed an accord and satisfaction, and Landlord may accept such check for payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided for in this Lease.

Tenant’s Minimum Rent shall be abated for the initial eighteen (18) month of the Lease, Tenant shall still be responsible for any additional expenses as set forth in Lease.

4.	ADJUSTMENT OF MINIMUM RENT

A. The Minimum Rent shall be increased at the end of each lease year during the term hereby by three percent (3%) of the rent then being paid. There shall be no additional pass-throughs of increases in operating expenses except for real estate taxes or as otherwise provided for herein. For purposes of clarification, any adjustment of the Minimum Rent under this the Article 4 during the initial eighteen (18) months of the Lease shall be abated.

Additionally Tenant shall pay its pro rata share (33%) of the Building insurance and common area maintenance charges (collectively, “Operating Expenses”) in addition to its pro rata share of the real estate taxes as identified in Section 5. Operating Expenses shall not include:

a.	Ground rent or other rental payments made under any ground lease or underlying lease or loan payments made on account of any loan;

b.	Costs of expanding the Building and costs of structural repairs, improvements or replacements to the Building, including structural repairs to the walls, foundation and floor slabs and the maintenance, repair or replacement of the roof;

c.	Costs of leasing commissions, legal, space planning, construction and other expenses incurred in procuring or retaining tenants for the Building or solely with respect to individual tenants or occupants of the Building;

d.	Costs of painting, redecorating or other services or work performed solely for the benefit of another tenant, prospective tenant or occupant (other than for the Common Area);

e.	Salaries, wages, or other compensation paid to officers or executives of Landlord above the level of Building Manager;

f.	in the case of any offsite or other employees who are not assigned full time to the operation, management, maintenance or repair of the Common Area (as hereinafter defined), Landlord shall reasonably allocate the compensation paid for the wages, salary, or other compensation or benefits paid to such employees among the properties to which such employees are assigned and Operating Expenses shall exclude the portion of such compensation not reasonably allocated to the Building.

g.	Costs of advertising and public relations and promotional costs associated with the leasing of the Building;

h.	Any costs, fines or penalties incurred due to the violation by Landlord of any governmental rule or authority;

i.	Any expenses for which Landlord actually receives reimbursement from insurance, other tenants or any other source;

j.	Costs of repairs, restoration, replacements or other work occasioned by (A) fire, flood, windstorm or other casualty (whether such destruction be total or partial) and (B) the exercise by governmental authorities of the right of eminent domain (whether such taking be total or partial);

k.	Costs incurred in connection with disputes with tenants, other occupants or prospective tenants, or costs and expenses incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Building;

l.	Costs incurred in connection with the original construction of the Building or in connection with any change in the Building including but not limited to construction, alteration, improvement, consultation, architectural or engineering reconfiguration associated with compliance with the Americans With Disabilities Act and the Clean Air Act;

m.	Costs of repairing, replacing or otherwise correcting defects (including latent defects) in or inadequacies of (but not the costs of ordinary and customary repair for normal wear and tear) the initial design or construction of the Building or the costs of repairing, replacing or correcting defects in the initial design or construction of any tenant improvements;

n.	Costs relating to another tenant’s or occupant’s space which (A) were incurred in rendering any service or benefit to such tenant that Landlord was not required to provide, or were for a service in excess of the service that the Landlord was required to provide to Tenant hereunder or (B) were otherwise in excess of the Building standard services then being provided by Landlord to all tenants or other occupants in the Building, whether or not such other tenant or occupant is actually charged therefor by Landlord;

o.	Costs incurred in connection with the sale, financing, refinancing, mortgaging, selling or change of ownership of the Building, including, but not limited to, attorneys’ fees, title insurance premiums, and transfer and recording costs;

p.	Costs, fines, interest, penalties, legal fees or costs of litigation incurred due to the late payments of loan payments, taxes and utility bills and other costs incurred by Landlord’s failure to make such payments when due;

q.	General overhead and general administrative expenses and accounting, record-keeping and clerical support of Landlord;

r.	Fees for management of the Building or the Project in excess of five percent (5%) of gross collected rents of the Building;

s.	Increased insurance premiums caused by Landlord’s or any other tenant’s hazardous acts and insurance of leasehold improvements in the premises leased or to be leased to other tenants;

t.	Costs incurred for any items to the extent covered by a manufacturer’s, materialman’s, vendor’s or contractor’s warranty;

u.	Interest on capital invested, bad debt losses, rent losses and reserves for such losses;

v.	Costs incurred by Landlord which are associated with the operation of the business of the legal entity which constitutes Landlord as the same is separate and apart from the costs of the operation of the Building, including legal entity formation and maintenance charges, legal entity accounting (excluding the incremental accounting fees relating to the operation of the Building) and legal fees (other than with respect to Building operations);

w.	All amounts which would otherwise be included in Operating Expenses which are paid to any affiliate or subsidiary of Landlord to the extent the cost of such services exceed the market rate for similar services;

x.	Costs or expenses necessitated by or resulting from the gross negligence, misconduct or illegal conduct of Landlord, its agents, or employees; and

y.	Depreciation and amortization, and costs which under GAAP are capitalized.

In no event will controllable Operating Expenses (i.e., all such charges excluding costs of utilities, insurance, repairs and snow removal) for any year during the term increase by more than four percent (4%) over the amount of such controllable costs incurred by Landlord during the prior twelve (12)-month period.

C.	Additional Rent Estimates and Adjustments.

a. In order to provide for current monthly payments of additional rent, Landlord shall provide Tenant with the Landlord’s estimate of the amount of the charges described in Section 5.A. above, together with the amount of Tenant’s additional rent (“Additional Rent”) which is estimated to result from such charges. Tenant shall pay each month during the term of this lease one-third (1/3) of Tenant’s pro rata share of Landlord’s estimate of the Operating Expenses. Landlord may revise its estimate of Operating Expenses at any time during a calendar year by written notice to Tenant, setting forth such revised estimate and Tenant’s pro rata share thereof. In such event, all monthly payments made by Tenant after such notice shall be in an amount calculated on the basis of such revised estimate. Tenant shall, in all cases, continue to make monthly payments of Operating Expenses based on the last estimate received from Landlord until it receives a revised or updated estimate.

b. If payment of Additional Rent begins on a date other than January 1st under this Lease, in order to provide for current payments of Additional Rent through December 31st of that partial calendar year, Landlord shall provide Tenant with the Landlord’s estimate of Tenant’s Additional Rent for that partial year, stated in monthly increments, resulting from the charges described in Section 5(c)(i) above. Tenant shall make the monthly incremental payments of estimated Additional Rent together with its installments of Minimum Rent.

c. After the end of each calendar year, Landlord will as soon as practicable submit to Tenant a statement of the actual Operating Expenses for the preceding calendar year. Tenant shall pay Landlord, within thirty (30) days of Tenant’s receipt of such statement, the excess, if any, of Tenant’s pro rata share of actual Operating Expenses over the amount paid by Tenant during the previous year as its share of such charges. If the amount paid by Tenant during the previous year exceeded Tenant’s pro rata share of actual Operating Expenses for the year, the excess shall be credited toward payment of the next monthly installment of Minimum Rent to be paid by Tenant after Tenant receives said statement from Landlord. If the amount paid by Tenant during the last calendar year of the Lease Term exceeds Tenant’s pro rata share of actual Operating Expenses for such year, Landlord shall pay Tenant the excess amount within thirty (30) days after Landlord’s submission to Tenant of the aforesaid Operating Expenses statement for such calendar year.

d. Landlord’s failure or delay in rendering any statement contemplated by this Section shall not constitute a waiver of Landlord’s right thereafter and during the term of this Lease to render such statement.

C.	Within ten (10) business days after receipt of Landlord’s statement showing actual figures for the year, Tenant shall have the right to request a detailed statement of Operating Expenses prepared by Landlord and copies of Real Estate Tax bills, which shall be supplied to Tenant within a reasonable time after Tenant’s written request. No such request shall extend the time for payments as set forth in Section 5.A. or Section 6. Unless Tenant asserts specific error(s) and supports such errors, in writing, within thirty (30) days after Landlord has complied with Tenant’s request, Tenant shall waive the right to contest the statement of actual figures for the year submitted by Landlord. If it shall be determined that there is an error in Landlord’s statement, Tenant shall be entitled to a credit for any overpayment. Any payment, refund or credit made pursuant to Section 5.A. or Section 6 shall be made without prejudice to any right of Tenant to dispute, or of Landlord to correct, any item(s) as billed pursuant to the provision hereof.

5.	REAL ESTATE TAXES

In the event the real estate taxes levied or assessed against the land and Building on which the Premises are a part in future tax years are greater than the real estate taxes for the Base Year, the Tenant shall pay within fifteen (15) days after submission of the bill to Tenant for the increase in real estate taxes, as additional rent, a proportionate share of such increase, which proportionate share shall be computed at 30.37% of the increase in taxes, but shall exclude any fine, penalty, or interest charge for late or non-payment of taxes by Landlord. The Base Year shall be July 1, 2014, to June 30, 2015.

Any reasonable expense incurred by Landlord (including counsel fees) in contesting any tax increase shall be included as an item of taxes for the purpose of computing additional rent due Landlord. Landlord, however, shall be under no obligation to contest any tax increase.

6.	UTILITIES

Tenant shall be responsible for the payment of all utilities used or consumed by the Tenant in and upon the Premises. Electric and Gas shall be separately metered, with the cost of such separate meters to be borne by Landlord. Utilities shall be either separately metered at Landlord’s expense or an equitable allocation made between the Tenants in the Building based on the quantity of water consumed. In the event any utility service to the Premises shall be interrupted for a continuous period of more than five (5) days as a result of any cause whatsoever and Tenant is unable to use all or a substantial portion of the Premises, the Minimum Rent shall abate until such services are rendered. If such interruption continues for a period of sixty (60) consecutive days Tenant shall have the right to terminate this Lease by delivery of written notice to Landlord while such interruption is continuing.

Landlord shall not be liable to Tenant for any damage or inconvenience caused by the cessation or interruption of any utility service, or the elevators in the Building, occasioned by fire, accident, strike or other cause beyond Landlord’s control.

7.	SECURITY DEPOSIT

N/A

8.	USE OF PREMISES

Tenant shall use the Premises only for Research Laboratories, Office, and Manufacturing purposes consistent with Tenant’s business, and for no other purpose, except as approved by Landlord in advance, in writing, which approval shall not be unreasonably withheld. Tenant shall not make any use of the Premises which would disturb the quiet enjoyment of the Landlord or other tenants in the Building or prejudice or increase the fire insurance premium for the Building, and shall comply with all laws and regulations of all governmental authorities pertaining to Tenant’s use of Premises.

9.	WASTE REMOVAL

Tenant shall be responsible for removal of waste generated by Tenant’s operation. This includes waste service fees levied by local jurisdictions.

10.	HAZARDOUS MATERIALS

Tenant shall be permitted to store Hazardous Materials on the Premises and shall comply with all laws and regulations of all governmental authorities pertaining to Tenant’s use of the Premises, including, without limitation, all Environmental Laws (as hereinafter defined) and laws pertaining to Hazardous Materials and Air and Water Quality. The term “Hazardous Materials” means and includes any petroleum products and/or any hazardous toxic or other dangerous waste, substance or material defined as such in the Environmental Laws. The term “Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, any “Superfund” or “Superlien” law, or any other federal, state or local statute, law, ordinance, code, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning the use or storage of Hazardous Materials. All such materials must be completely removed upon expiration of this Lease, and any de-contamination certificates required by the Landlord or any government authority must be obtained and delivered to the Landlord.

Tenant shall obtain and maintain, in full force and effect, all necessary government licenses, permits and approvals legally required for materials used in the conduct of its business. If the presence of any Hazardous Materials on the Premises caused or permitted by Tenant results in any contamination of the Premises or any portion of the Building or Common Areas, Tenant shall promptly take all actions, at its sole expense, necessary to return the Premises to the condition existing prior to the introduction of such Hazardous Materials, provided that all such actions shall be subject to the approval of Landlord, which approval shall not be unreasonably withheld.

At the Commencement Date of the Lease and on January 1 of each year thereafter, Tenant shall disclose to Landlord the names and amounts of all Hazardous Materials which are to be stored, used or disposed of on the Premises.

11.	LATE CHARGE

If any installment of rent accruing herein shall not be paid within five (5) days of due date, and other sums not paid within fifteen (15) days after written notice to Tenant, such installment and other sums shall be increased without affecting the Landlord’s other rights under this Lease, by a late charge of five percent (5%) of the delinquent installment. Anything contained herein to the contrary notwithstanding.

12.	REPAIRS AND MAINTENANCE

Landlord shall be responsible for all structural repairs, including repairs to the roof and load-bearing walls of the Building, for maintaining the parking area and sidewalks, and the Common Areas (as hereinafter defined) in the Building. Landlord will repair and replace any glass breakage, provided it is not the result of the Tenant’s willful or negligent act.

The Tenant shall be responsible for the maintenance and repair of the Premises and all fixtures, appliances, light bulbs and equipment therein, including, but not limited to, the Heating and Air Conditioning system(s) serving Tenant’s suite. Landlord will pay for major Heating and Air Conditioning component replacement and all repairs to the Landlord installed heating and air conditioning system(s) in excess of Four Hundred Dollars ($400.00) per occurrence per Heating and Air Conditioning unit. All major replacements or repairs will be performed by Landlord unless written permission is otherwise given. Landlord hereby represents that the HVAC is in good and proper working order upon the Commencement Date hereof.

Tenant shall be responsible for removal of waste generated by Tenant’s operation and provide its own janitorial and cleaning service. This includes waste service fees levied by local jurisdictions.

Tenant, at its sole expense, shall keep all Tenant fixtures and equipment in the Premises in safe and sanitary condition and good order and repair, together with related plumbing, electrical or other utility service, whether installed by Tenant or by Landlord on Tenant’s behalf. Tenant shall pay for all damage to the Building and any fixtures and appurtenances related thereto due to the malfunction, lack of repair, or improper installation of the Tenant’s fixtures and equipment.

13.	COMMON AREAS

In addition to the use of the Premises, Tenant, its employees and business invitees shall have the right to use the Common Areas in common with Landlord and other tenants of the Building, their employees and visitors. The term “Common Areas” shall mean those portions of the Building and the land upon which the Building is erected which Landlord may from time to time designate for Tenant’s non-exclusive use, which may include the entrance, foyer and lobby corridors, lavatories, stairwells, elevators, and parking areas. All Common Areas shall be subject to the exclusive control of the Landlord. The Landlord shall operate, manage, light and maintain the Common Areas. Landlord reserves the right to change the size, area, level, location and arrangement of the Common Areas and any such change or rearrangement shall not affect the obligations of the Landlord and Tenant hereunder.

14.	LANDLORD’S WORK PRIOR TO COMMENCEMENT OF TERM

A.	Landlord shall provide the following improvements at its expense to the Premises prior to the commencement of the term of the Lease: re-paint, re-carpet/tile (floor tiles) and replace all ceiling tiles, ensure all window blinds and ventilation are in proper working order and remove toilets and showers identified by Tenant within Suite 302, consisting of approximately 2,590 square feet located within Premises.

B.	Tenant shall be entitled to occupy the office areas of the Premises a section at a time during the Term. Prior to Tenant occupying each additional section of office area of the Premises, Landlord at its expense shall re-paint, re-carpet/tile (floor tiles) and replace all ceiling tiles, ensure all window blinds and ventilation are in proper working order and remove toilets and showers identified by Tenant within such additional section.

C.	Tenant shall be entitled to occupy the laboratory area during the Term a section at a time or altogether simultaneously. Prior to Tenant occupying a laboratory section, Landlord at its expense shall undertake and complete the following improvements in such laboratory section:

a)	re-paint, re-carpet/tile (floor tiles) and replace all ceiling tiles, ensure all window blinds and ventilation are in proper working order and remove toilets and showers identified by Tenant;

b)	replace case work (including counter tops) per mutual consent;

c)	ensure all hoods and vents are in working order;

d)	ensure that the cold room is in good working order or remove the cold room at Tenant’s request;

e)	remove or renovate vivarium (if present in the laboratory space being occupied) per mutual consent;

f)	remove warm room (if present in the laboratory space being occupied); and

g)	remove additional equipment and casework upon Tenant’s request.

D. Additional modifications and improvements to the Premises shall be conducted at Landlord’s expense according to a separate agreement and mutually agreed upon plan. Which will include the installation of additional electrical outlets and removal or addition of walls.

15.	TENANT ALTERATIONS

All alterations, improvements, or additions to the demised Premises to be made by Tenant shall be subject to the written consent of the Landlord, which consent shall not be unreasonably withheld, provided such alterations and improvements do not weaken the structural integrity of the Building or detract from its dignity and/or uniformity. All alterations and improvements and/or additions made by Tenant shall remain upon the Premises at the expiration or earlier termination of this Lease and shall become the property of the Landlord, unless Landlord shall, at the time of approval of the alteration, provide written notice to Tenant to remove the same, in which event Tenant shall remove such alterations, improvements and/or additions, and restore the Premises to the same good order and condition in which it was at the commencement of this Lease, reasonable wear and tear and unavoidable casualty excepted. Should Tenant fail to do so, Landlord may do so, collecting the reasonable cost and expense thereof from Tenant as additional rent.

16.	TRADE FIXTURES

All trade fixtures, telephone equipment, and apparatus installed by Tenant in the Premises shall remain the property of Tenant and shall be removed at the expiration or earlier termination of this Lease and, upon such removal, Tenant shall repair any damage caused by the removal and shall promptly restore the Premises to their good order and condition. Any such trade fixture not removed prior to such termination shall be considered abandoned property, but such abandonment shall not release Tenant of its obligation to pay for the cost of removing such trade fixtures and repairing any damage caused by the removal.

17.	QUIET ENJOYMENT

Landlord covenants that, upon payment of the rent herein provided and performance by the Tenant of all other covenants herein contained, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises for the term hereof and options.

18.	SURRENDER OF PREMISES

Upon the expiration or termination of this Lease, Tenant shall quit and surrender the Premises to the Landlord broom clean and shall remove all of its property therefrom. If the removal of any such property shall result in damaging the Premises, or leaving any holes in the floors, walls or ceiling therein, the Tenant shall make the appropriate repairs with Landlord approved building materials prior to the expiration of this Lease. The obligation of this paragraph shall survive the termination of the Lease.

19.	INSURANCE

Tenant covenants and agrees to maintain and carry, at all times during the term of this Lease, in companies qualified and authorized to transact business in the State of Maryland, general liability insurance in amounts of $1,000,000.00 per person, $1,000,000.00 per occurrence and $1,000,000.00 for damage to property on the Premises or arising out of the use thereof by Tenant or its agents. All policies of insurance shall provide that they may not be canceled, except on thirty (30) days written notice to Landlord, and all such policies shall name Landlord as an additional insured.

Landlord shall procure and maintain throughout the Term of this Lease a policy or policies of insurance , at its sole cost and expense ( but subject to Section 5), causing the Building and any other related improvements to be insured under a Causes of Loss - Special Form property insurance policy in an amount equal to the full replacement value of the Building and any such other improvements (excluding the cost of excavation) and a policy of commercial general liability insurance with a combined single limit of not less than One Million Dollars ($1,000,000,00).

Prior to commencement, Tenant shall furnish Landlord with satisfactory proof that the insurance herein provided for is at all times in full force and effect. If either party hereto is paid any proceeds under any policy of insurance naming such party as an insured on account of any loss, damage or liability, then such party hereby releases the other party to (and only to) the extent of the amount of such proceeds, from any and all liability for such loss or damage, notwithstanding negligent or intentionally tortuous act or omission of the other party, its agents or employees; provided, such release shall be effective only as to a loss of damage occurring while the appropriate policy of insurance of the releasing party provides that such release shall not impair the effectiveness of such policy or the insured’s ability to recover thereunder. Each party hereto shall use reasonable efforts to have a clause to such effect included in its said policies, and shall promptly notify the other in writing if such clause cannot be included in any such policy.

20.	INDEMNIFICATION

(a)	Tenant shall indemnify and hold harmless the Landlord from, and name Landlord as additional insured on policy regarding, any and all liability, damage, expense, cause of action, or claims arising out of injury to persons or to property on the Premises, except for the negligence or willful misconduct of Landlord, its agents, employees, or servants.

(b)	Landlord shall indemnify and save harmless Tenant from any and all liability, damage, expense, cause of action or claims arising from (i) injury to person occurring in the Building or upon the Land on which the Building is situated, which arises out of the act, failure to act, or negligence of Landlord, its agents, contractors or employees, or (ii) which arise out of Landlord’s breach of, or default under, this Lease.

21.	DAMAGE BY FIRE OR CASUALTY

(a)	If the Premises are damaged by fire or other casualty, but are not thereby rendered untenantable in whole or in part, Landlord, at its own expense, and subject to the limitations set forth in this Lease, shall cause such damage to be repaired and the Minimum Rent and Additional Rent shall not be abated.

If, by reason of any damage or destruction, the Premises shall be rendered untenantable in whole or in part and cannot be repaired and made tenantable within one hundred twenty (120) days after such damage: (i) Landlord, at its option and its own expense, may cause the damage to be repaired and the Minimum Rent and Additional Rent shall be abated proportionately as to the portion of the Premises rendered untenantable while it is untenantable; or (ii) Landlord shall have the right, to be exercised by notice in writing delivered to Tenant within thirty (30) days of the occurrence of such damage or destruction, to terminate this Lease, whereupon the Minimum Rent and Additional Rent shall be adjusted as of the date of such termination.

(b)	In the event that twenty-five percent (25%) or more of the rentable floor area of the Building shall be damaged or destroyed by fire or other cause, notwithstanding that the Premises may be unaffected by such fire or other damage, Landlord shall have the right, to be exercised by notice in writing delivered to Tenant within thirty (30) days after such occurrence, to terminate this Lease. Upon the giving of such notice, the Minimum Rent and Additional Rent shall be adjusted as of the date of termination and This Lease shall thereupon terminate.

22.	ASSIGNMENT OR SUBLETTING

Tenant acknowledges that Landlord has entered into this Lease because of Tenant’s financial strength, goodwill, ability and expertise and that accordingly, this lease is personal to Tenant. Taking this into consideration, tenant shall not assign, mortgage, sublet, pledge or encumber this Lease, in whole or in part, except with the written consent of the Landlord, which shall not be unreasonably withheld or delayed. Tenant agrees that, in the event of any such assignment or subletting, Tenant shall nevertheless remain liable for the performance of all terms, covenants, and conditions of this Lease.

In the event the Landlord consents to an assignment of the Lease, any money or consideration to be paid to Tenant for the assignment shall be paid to the Landlord as partial consideration for the Landlord’s consent to the assignment.

In the event the Landlord consents to a sublease of the Premises, or any portion thereof, Tenant shall pay to the Landlord fifty percent (50%) any money, rent or other consideration paid to the Tenant by any subtenant in excess of the pro-rata portion of the rent for such space then being paid by Tenant to Landlord under this Lease less Tenant’s actual costs of such subletting and (2) any other profit or gain realized by the Tenant from such subletting. All sums payable hereunder by Tenant shall be paid to Landlord as additional rent immediately upon the receipt thereof by Tenant.

23.	SUBORDINATION AND ATTORNMENT

This Lease shall be subject to and subordinate at all times to the lien of any mortgage and/or deeds of trust and all land leases now or hereafter made on any portion of the Premises, and to all advances thereunder, provided the mortgagee or trustee named in said mortgage or deed of trust shall agree to recognize this Lease and agrees, in the event of foreclosure, not to disturb the Tenant’s possession hereunder, provided Tenant is not in default under this Lease. This subordination shall be self-operative and no further instrument of subordination shall be required.

If any proceedings are commenced to foreclose any mortgage or deed of trust encumbering the Premises, Tenant agrees to attorn to the purchaser at the foreclosure sale, if requested to do so by any such purchaser, and to recognize such purchaser as the Landlord under this Lease, provided purchaser shall agree that Tenant’s rights hereunder shall not be disturbed so long as Tenant has not committed any event of default as to which the applicable cure period has expired.

24.	CONDEMNATION

(a)	If the whole of the Premises shall be taken by any public or quasi-public authority under the power of eminent domain, condemnation or conveyance in lieu thereof, then this Lease shall terminate as of the date on which possession of the Premises is required to be surrendered to the condemning authority and the Tenant shall have no claim against Landlord or the condemning authority for the value of the unexpired term of this Lease. Tenant shall have the right to claim, however, the unamortized cost of any improvements or additions made to the Premises by Tenant at its cost, the value of any Tenant fixtures and furnishings and any moving expenses.

(b)	If a portion of the Premises shall be so taken or conveyed, and if such partial taking or conveyance shall render the Premises unsuitable for the business of the Tenant, then the term of this Lease shall cease and terminate as of the date on which possession of the portion of the Premises is surrendered to the condemning authority, and Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired term of this Lease.

In the event such partial taking or conveyance is not extensive enough to render the Premises untenantable for the business of Tenant, this Lease shall continue in full force and effect, except that the Minimum Rent shall be reduced in the same proportion that the floor area of the Premises so taken or conveyed bears to such floor area immediately prior to such taking or conveyance.

In the event of such partial taking and continuation of Lease, Landlord shall promptly restore the Premises as nearly as practical to the condition comparable to that which existed prior to the condemnation.

25.	EVENTS OF DEFAULT

The occurrence of any of the following shall constitute an event of default hereunder:

(a)	Failure of Tenant to pay installment of rent within five (5) days of the due date, or failure of Tenant to pay within fifteen (15) days after receipt of written notice any other sum herein required to be paid by Tenant. Notwithstanding the foregoing, Landlord shall be required to deliver to Tenant written notice of the failure to pay Minimum Rent and/or such payments of Operating Expenses one (1) time in every twelve (12)-month period, in which event Tenant shall be deemed to be in default only if such failure continues for five (5) business days after receipt of such written notice from Landlord.

(b)	Tenant’s failure to perform any other covenant or condition of this Lease within thirty (30) days after receipt of written notice and demand, unless the failure is of such a character as to require more than thirty (30) days to cure in which event Tenant’s failure to proceed diligently to cure such failure shall constitute an event of default.

26.	LANDLORD’S REMEDIES

Upon the occurrence of any event of default, Landlord may, at Landlord’s sole option, exercise any or all of the following remedies, together with any such other remedies as may be available to Landlord at law or in equity.

(a)	Landlord may terminate this Lease by giving Tenant written notice of its election to do so, as of a specified date not less than thirty (30) days after the date of the giving of such notice and this Lease shall then expire on the date so specified, and Landlord shall then be entitled to immediately regain possession of the Premises as if the date had been originally fixed as the expiration date of the term of this Lease. Landlord may then re-enter upon the Premises, either with or without due process of law, and remove all persons therefrom, the statutory notice to quit or any other notice to quit being hereby expressly waived by Tenant. Tenant expressly agrees that the exercise by Landlord of the right of re-entry shall not be a bar to or prejudice in any way other legal remedies available to Landlord. In that event, Landlord shall be entitled to recover from Tenant as and for liquidated damages an amount equal to the rent and additional rent reserved in this Lease less any and all amounts received by Landlord from the rental of the Premises to another tenant. Nothing herein contained, however, shall limit or prejudice the right of Landlord to prove for and obtain as liquidated damages, by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which such damages are to be proved, whether or not such amount may be greater, equal to, or less than the amount of the difference referred to above, and the Landlord may, in his own name, but as agent for Tenant, re-let the Premises. Any recovery by the Landlord shall be limited to the rent hereunder (plus any costs incurred in re-letting) less any rent actually paid by the new tenant.

(b)	No termination of this Lease or any taking of possession of the Premises shall deprive Landlord of any of its remedies or actions against Tenant for past or future rent, nor shall the bringing of any action for rent or breach of covenant, or the resort to any other remedy herein provided for the recovery of rent, be construed as a waiver of the right to obtain possession of the Premises.

(c)	In addition to any damages becoming due under this paragraph, Landlord shall be entitled to recover from Tenant and Tenant shall pay to Landlord an amount equal to all expenses, including attorneys’ fees, if any, incurred by the Landlord in recovering possession of the Premises, and all reasonable costs and charges for the care of said Premises while vacant, which damages shall be due and payable by Tenant to Landlord at such time or times as such expenses are incurred by the Landlord.

(d)	In the event of a default or threatened default by Tenant of any of the terms or conditions of this Lease, Landlord shall have the right of injunction and the right to invoke any remedy allowed by law or in equity as if no specific remedies of Landlord were set forth in this Lease.

(e)	If default be made and a compromise and settlement shall be had thereupon, it shall not constitute a waiver of any covenant herein contained, nor of the Lease itself.

27.	RIGHTS OF LANDLORD

Landlord reserves the following rights with respect to the Premises:

(a)	During normal business hours, upon 24 hours notice, to go upon and inspect the Premises, and at Landlord’s option, to make repairs, alterations and additions to the Premises or the Building of which the Premises are a part, provided there is no interference with Tenant’s occupancy. An Agent of the Tenant may be present for inspection, if requested by Tenant.

(b)	To display, within sixty (60) days prior to the expiration of this Lease or after notice from either party of intention to terminate this Lease, a “For Rent” sign, and all of said signs which shall be placed upon such part of the Premises as Landlord shall determine, except on doors leading into the Premises. Prospective purchasers or tenants authorized by Landlord may inspect the Premises during normal business hours following adequate notice to Tenant.

(c)	To install, place upon, or fix to the roof and exterior walls of the Premises, equipment, signs, displays, antennae, and any other object or structure of any kind, providing the same shall not materially impair the structural integrity of the Building or interfere with Tenant’s occupancy.

28.	HOLDING OVER

If Tenant holds possession of the Leased Premises after the Expiration Date or other termination of this Lease, Landlord shall, at its sole option, have the right to treat Tenant as a tenant by the month commencing with the first day after the termination of the Lease at one hundred fifty percent (150%) the monthly Minimum Rent paid during the last month of the Term, and upon all the other terms of this Lease, including the provisions of this paragraph. Said holdover term shall terminate upon thirty (30) days notice from one party to the other. Notwithstanding the foregoing, nothing contained herein shall be construed as a requirement that Landlord consent to the occupancy or possession of the Leased Premises by Tenant after the termination of the Lease, and Landlord, upon said termination of this Lease, if Landlord elects to treat Tenant as a trespasser, shall be entitled to the benefit of all public general or public laws relating to the speedy recovery of the possession of land and tenements held over by Tenant, whether now or hereafter in force and effect.

29.	WAIVER OF CLAIMS

Except as may result from their negligence, Landlord and Landlord’s agents, employees, and contractors shall not be liable for, and Tenant hereby releases all claims for, damages to persons or property sustained by Tenant (or any person claiming through Tenant) resulting from any fire, accident, occurrence or condition in or upon the Premises or Building, including but not limited to such claims for damage resulting from (1) any defect in or failure of plumbing, heating or air-conditioning equipment, electric wiring or installation thereof, water pipes, stairs, railings or walks; (2) any equipment or apparatus becoming out of repair; (3) the bursting, leaking or running of any tank, washstand, water closet, waste pipe, drain or any other pipe or tank, upon or about such building or premises; (4) the backing up of any sewer pipe or downspout; (5) the escape of steam or hot water; (6) water, snow or ice being upon or coming through the roof or any other place upon or near the Building or Premises or otherwise; (7) the falling of any fixtures, plaster or stucco; (8) broken glass; and (9) any act or omission of occupants of adjoining or contiguous property or buildings.

30.	NOTICE

All notices required under this Lease shall be given in writing and shall be deemed to be properly serviced if sent by certified or registered United States Mail, postage prepaid, as follows:

If to the Landlord:	W. M. Rickman Construction Co. LLC
15215 Shady Grove Road
Suite 201
Rockville, Maryland 20850

If to the Tenant:	MacroGenics, Inc.
9640 Medical Center Drive
Rockville, MD 20850

or to such other address as either may have designated from time to time by written notice to the other. The date of service of such notices shall be the date such notices are deposited in any United States Post Office.

31.	COVENANTS OF TENANT

Tenant covenants and agrees:

(a)	To give to Landlord prompt written notice of any accident, fire, or damage occurring on or to the Premises.

(b)	To keep the thermostats in the Premises set at a temperature sufficient to prevent freezing of water pipes, fixtures and HVAC units.

(c)	To keep the Premises clean, orderly, sanitary, and free from all objectionable odors and from insects, vermin and other pests.

(d)	To comply with the requirements of the State, Federal and County statutes, ordinances, and regulations applicable to Tenant and its use of the Premises, and to save Landlord harmless from penalties, fines, costs, and expenses resulting from failure to do so, provided Tenant shall not be obligated to make structural repairs or alterations to so comply.

(e)	Tenant shall promptly pay all contractors, suppliers of material and persons it engages to perform work and provide materials for construction work on the Premises so as to minimize the possibility of a lien attaching to the Premises. Should any such lien be made or filed, Tenant shall cause the same to be discharged and released of record by bond or otherwise within ten (10) days of receipt of written request from Landlord.

(f)	Tenant is responsible for the security of the Premises.

32.	LANDLORD’S RIGHT TO ALTER SITE PLAN

LANDLORD shall, from time to time, have the right to alter or modify the site plan of the Building and to rearrange the driveways and parking areas, as well as the entrance and exits to the Premises so long as the availability of parking spaces to Tenant under Article 33 is maintained.

33.	PARKING SPACES

LANDLORD agrees to furnish 3 1/3 unreserved parking spaces per thousand square feet of space occupied by the Tenant. There shall be no charge to Tenant for parking space use during the Term and any renewals of the Term.

34.	ENTIRE AGREEMENT

This Lease contains the entire agreement of the parties. There are no oral agreements existing between them.

35.	SUCCESSORS AND ASSIGNS

This Lease, and the covenants and conditions herein contained shall inure to the benefit of and be binding upon the Landlord, its successors and assigns, and shall inure to the benefit of and be binding upon the Tenant, its successors and assigns, if permitted.

36.	BANKRUPTCY

If Tenant shall make an assignment of its assets for the benefit of creditors, or if Tenant shall file a voluntary petition in bankruptcy, or if any involuntary petition in bankruptcy or for receivership be instituted against the Tenant and the same be not dismissed within thirty (60) days of the filing thereof, or if Tenant shall be adjudged bankrupt, then and in any of said events, this Lease shall immediately cease and terminate at the option of the Landlord with the same force and effect as though the date of said event was the date herein fixed for expiration of the term of this Lease.

37.	NON-DELIVERY

In the event the Landlord shall be unable to give possession of the Premises because construction of the Building is not complete or for any other cause reasonably beyond the control of the Landlord, the Landlord shall not be liable to Tenant for any damage resulting from failure to give possession.

38.	PARTIAL INVALIDITY

If any term, covenant, or condition of this Lease or the application thereof to any person or circumstance shall be held to be invalid and unenforceable, the remainder of this Lease, and the application of such terms, covenants, or conditions shall be valid and enforceable to the fullest extent permitted by law.

39.	FORCE MAJEURE

With the exception of those provisions contained herein regarding the payment of rent, the inability of either party to perform any of the terms, covenants or conditions of this Lease shall not be deemed a default if the same shall be due to any cause beyond the control of that party.

40.	EARLY ACESS

Landlord will permit Tenant to have early access to premises following lease execution in order to perform work to ready space for occupancy as long as such work is coordinated with Landlord so as not to interfere with Landlord’s work to make space ready for Tenant’s occupation.

41.	ESTOPPEL CERTIFICATE

The Tenant shall from time to time, within ten (10) days after being requested to do so by the Landlord or any Mortgagee, execute, acknowledge and deliver to the Landlord (or, at the Landlord’s request, to any existing or prospective purchaser, transferee, assignee or Mortgagee of any or all of the Premises) an instrument in recordable form, certifying (a) that this Lease is unmodified and in full force and effect (or, if there has been any modification thereof, that it is in full force and effect as so modified, stating therein the nature of such modification); (b) as to the dates to which the Minimum Rent and other charges arising hereunder have been paid; (c) as to the amount of any prepaid Rent or any credit due to the Tenant hereunder; (d) that the Tenant has accepted possession of the Premises, and the date on which the Term commenced; (e) as to whether, to the best knowledge, information and belief of the signer of such certificate, the Landlord or the Tenant is then in default in performing any of its obligations hereunder (and, if so, specifying the nature of each such default); and (f) as to any other fact or condition reasonably requested by the Landlord or such other addressee. In the event the Tenant fails or refuses to provide such a certificate, Tenant shall be liable to Landlord for any loss or damage (including reasonable counsel fees) arising out of or in connection with such failure or refusal.

42.	SERVICES TO BE PROVIDED BY LANDLORD.

During Tenant’s occupancy of the Premises, Landlord shall furnish the following services, subject to any limitations contained elsewhere in this lease:

a.	Air conditioning, both heating and cooling (as required by the seasons) at such temperatures and in such amounts as are comparable to those provided in other similar buildings in Rockville, Maryland, subject, however, to Tenant’s obligation to pay for or toward certain repairs to the Building’s HVAC system as provided in Section 12 above.

b.	Hot and cold water at those points of supply provided for general use of other tenants in the Building through fixtures installed by Landlord, provided, however, that Tenant shall be obligated to maintain and repair at Tenant’s sole cost the water boiler involved.

c.	Routine maintenance and electric lighting service for all common areas and service areas of the Building in the manner and to the extent which is comparable to that provided in other similar buildings in Rockville, Maryland.

d.	Electrical facilities to furnish to the Premises electricity at the same capacity as that furnished as of April 1, 2014.

e.	Replacement of all Building standard fluorescent bulbs in all common areas of the Building and all incandescent bulb replacement in all common areas, stairwells, and other common service areas.

Passenger elevator(s) for ingress to and egress from the Premises.

43.	LENDER APPROVAL.

Landlord’s execution and delivery of this Lease shall be conclusive evidence of approval by any financial institution possessing the right to approve leases for space in the Building

44.	DECONTAMINATION OF PREMISES.

Landlord, at its sole cost, shall obtain and provide to Tenant a report evidencing the decontamination of the Premises prior to the Early Delivery Date.

46.	BROKER PARTICIPATION.

Landlord and Tenant agree, understand and recognize that there are no brokers other than CBRE, Inc. and J Street Companies (“Brokers”) participating in this transaction and that Landlord will compensate Brokers under terms of a separate agreement.

IN WITNESS WHEREOF, the parties have caused this Lease Agreement to be executed on the year and date first written.

WITNESS:	LANDLORD:

W. M. RICKMAN CONSTRUCTION CO. LLC

/s/ William M. Rickman
	By:	William M. Rickman

WITNESS:	Tenant:

MACROGENICS, INC.

/s/ Scott Koenig, M.D., PhD
	By:	Scott Koenig, M.D., PhD

Exhibit A

Current Layout/Plan

15235 Shady Grove Road

3rd Floor

Rockville, Maryland